Exhibit 99.1

Timberland Bancorp, Inc.

Contact:  Michael R. Sand,
          President & CEO
          Dean J. Brydon, CFO
          (360) 533-4747
          www.timberlandbank.com
          ----------------------

Timberland Bancorp Announces Fiscal Fourth Quarter and Year End Results



HOQUIAM, WA   November 6, 2009 -- Timberland Bancorp, Inc. (NASDAQ: TSBK)
("Timberland" or "the Company") today reported fiscal fourth quarter net income of $47,000, or $0.01 per diluted common share. Income available to common shareholders after adjusting for the preferred stock dividend and the preferred stock discount accretion was a loss of $(209,000), or $(0.03) per diluted common share. This compares to net income of $1.35 million, or $0.21 per diluted common share, for the quarter ended September 30, 2008 and net income available to common shareholders of $769,000, or $0.12 per diluted common share, for the quarter ended June 30, 2009.

For fiscal 2009, the Company reported net income of $73,000. Income available to common shareholders after adjusting for the preferred stock dividend and the preferred stock discount accretion was a loss of $(699,000), or $(0.17)
per diluted common share.   This compares to net income of $4.01 million or
$0.61 per diluted common share for fiscal 2008 when no preferred dividends were due.

The Board of Directors of Timberland also announced that a cash dividend of $0.03 per common share would be paid on November 29, 2009 to shareholders of record on November 16, 2009. This payment will be the 47th consecutive quarterly cash dividend that Timberland has paid on its common stock.


Fiscal Fourth Quarter 2009 Highlights:
    * Capital levels remain exceptionally strong: Total Risk Based Capital at 15.94%; Tier 1 Capital Ratio at 12.29%
    * Net interest margin increased to 3.93% from 3.86% for the immediately prior quarter
    * Deposits increased by 4% during the quarter; 83% of the increase was due to growth in N.O.W. checking account balances
    * Core deposits increased 6% year over year and currently account for 84% of total deposits
    *   Total assets increased by 4% during the quarter
    *   Construction and land development loans decreased 25% year over year
    *   Loan loss reserves strengthened to 2.52% of total loans
    * Core operating profits (pre-tax, pre-provision and pre-OTTI charges) increased to $3.6 million; an increase of 39% from the immediately prior quarter and 5% from the same quarter one year ago

"We continue to generate solid core revenues and core operating profits," stated Michael R. Sand, President and CEO. "Net interest income, net interest margin and core deposits increased moderately compared to the prior quarter. Deposit inflows added more than $18.2 million to our deposit base with increases in N.O.W. checking account balances representing 83% of the growth.

"We have diminishing exposure to construction related credits particularly those in the residential sector possessing a speculative component. While our total exposure to construction related credits decreased 25% from September 30, 2008 the decrease in residential speculative construction credits decreased by 45%," Sand stated. "We continue to work through the problem loans in our portfolio. During the quarter we sold nine OREO properties representing $2.1 million of the June 30, 2009 OREO balance. Our capital remains exceptionally strong with total risk based capital of 15.94%." "We are well positioned to manage through the remainder of the economic downturn affecting the Northwest," Sand also stated.

Timberland Q4 Earnings
November 6, 2009
Page 2


Capital Ratios and Asset Quality

Timberland Bancorp remains very well capitalized with a total risk-based capital ratio of 15.94% and a Tier 1 capital ratio of 12.29% at September 30,
2009.   The tangible capital to tangible assets ratio was 11.73% on the same date.

The non-performing assets ("NPAs") to total assets ratio was 5.40% at September 30, 2009 compared to 4.88% at June 30, 2009. During the quarter ended September 30, 2009 net charge-offs were $1.47 million compared to $609,000 during the quarter ended June 30, 2009. Timberland recorded a $3.24 million provision to its allowance for loan losses during the current quarter. The allowance for loan losses totaled $14.2 million at September 30, 2009, or 2.52% of total loans compared to $12.4 million, or 2.23% of loans receivable at June 30, 2009 and $8.1 million, or 1.42% of loans receivable one year ago.

Non-performing loans ("NPLs") increased to $29.3 million at September 30, 2009 from $25.1 million at June 30, 2009 and were comprised of 63 loans and 49 credit relationships. Included in the NPLs are:

    * 8- Land development loans totaling $8.80 million of which the largest has a balance of $2.24 million
    * 17 - Land loans totaling $5.35 million of which the largest has a balance of $977,000
    * 7 - Commercial real estate loans totaling $5.00 million of which the largest has a balance of $1.65 million
    * 2 - Condominium construction loans totaling $4.37 million of which the largest has a balance of $3.74 million
    * 8 - One-to-four family spec construction loans totaling $3.48 million of which the largest has a balance of $791,000
    * 7 - One-to-four family home loans totaling $1.34 million of which the largest loan has a balance of $315,000
    * 3 - One-to-four family owner / builder construction loans totaling $628,000 of which the largest has a balance of $270,000
    * 6 - Second mortgage loans secured by liens on one-to-four family homes totaling $205,000 of which the largest loan has a balance of $56,000
    *   2 - Commercial business loans totaling $65,000
    *   3 - Consumer loans totaling $53,000

Net charge-offs totaled $1.47 million for the quarter ended September 30, 2009 and included the following:
    *   $481,000 on two land development loans
    *   $312,000 on five land loans
    *   $295,000 on a condominium construction loan
    *   $234,000 on two commercial real estate loans
    *   $69,000 on two speculative construction loans
    *   $62,000 on a home equity loan
    *   $12,000 on three single family home loans

Other real estate owned ("OREO") totaled $8.19 million at September 30, 2009 compared to $7.70 million at June 30, 2009. The balance was comprised of 26 individual properties representing 14 relationships. During the quarter nine OREO properties were sold. These nine OREO properties represented $2.16 million of the OREO balance reported at June 30, 2009. Six additional OREO properties have earnest money agreements which, if closed, will result in a $1.4 million reduction in the OREO balance. The largest OREO property has a balance of $2.31 million and consists of a 78 lot plat located in Richland, Washington. The Richland/Kennewick/Pasco market is currently one of Washington State's better performing economic areas. Timberland continues to actively manage the disposition of OREO properties and has observed increased buyer interest in OREO properties.


Balance Sheet Management

Total assets increased by 4% during the quarter to $702.5 million at September 30, 2009 from $675.5 million at June 30, 2009. The $27.1 million increase in total assets was primarily a result of a $25.7 million increase in cash equivalents and a $1.4 million increase in net loans receivable. The Company continues to maintain a high level of liquidity, both on balance sheet and through off-balance sheet access to funds. Liquidity as measured by cash equivalents and available for sale investments securities to liabilities increased to 13.5% at September 30, 2009, from 9.9% one year ago.

Timberland Q4 Earnings
November 6, 2009
Page 3

Net loans receivable increased by $1.4 million during the quarter to $547.2 million at September 30, 2009. The increase was primarily due to a $9.3 million increase in commercial real estate loans, which was partially offset by a $2.3 million decrease in construction and land development loans. "We continue to improve the mix of loans in our portfolio," said Dean Brydon, Chief Financial Officer. "We have reduced our exposure to construction and land development loans by $47 million, year over year." During the current quarter the one-to-four family speculative construction portfolio decreased by
12% and the land development portfolio decreased by 7%.   During the full
fiscal year, the one-to-four family speculative construction portfolio decreased by 45% and the land development portfolio decreased by 32%. "Overall, we have reduced our total exposure to construction and land development loans by 25% from one year ago," Brydon added.


LOAN PORTFOLIO
($ in thousands)          Sept. 30, 2009      June 30, 2009    Sept. 30, 2008
                         Amount   Percent   Amount   Percent   Amount  Percent
                         ------   -------   ------   -------   ------  -------
Mortgage Loans:
 One-to-four family     $110,556     19%   $110,338     19%   $112,299     18%
 Multi-family             25,638      4      25,702      4       25,927     4
 Commercial              188,205     32     178,941     30      146,223    24
 Construction and land
  development            139,728     23     142,006     24      186,344    31
 Land                     65,642     11      65,736     11       60,701    10
                        --------    ---    --------    ---     --------   ---
  Total mortgage loans   529,769     89     522,723     88      531,494    87

Consumer Loans:
 Home equity and
  second mortgage         41,746      7      41,950      7       48,690     8
 Other                     9,827      2      10,107      2       10,635     2
                        --------    ---    --------    ---     --------   ---
  Total consumer loans    51,573      9      52,057      9       59,325    10

Commercial business
 loans                    13,775      2      15,199      3       21,018     3
                        --------    ---    --------    ---     --------   ---
Total loans             $595,117    100%   $589,979    100%    $611,837   100%
Less:
 Undisbursed portion
  of construction loans
  in process             (31,298)           (29,447)            (43,353)
 Unearned income          (2,439)            (2,326)             (2,747)
 Allowance for loan
  losses                 (14,172)           (12,440)             (8,050)
                        --------           --------            --------
Total loans receivable,
 net                    $547,208           $545,766            $557,687
                        ========           ========            ========



CONSTRUCTION LOAN COMPOSITION
($ in thousands)        Sept. 30, 2009      June 30, 2009    Sept. 30, 2008
                               Percent             Percent            Percent
                               of Loan             of Loan            of Loan
                      Amount  Portfolio   Amount  Portfolio  Amount  Portfolio
                      ------  ---------   ------  ---------  ------  ---------
Custom and owner /
 builder            $ 35,414      6%    $ 34,373      6%    $ 47,168     8%
Speculative           16,959      3       19,332      3       30,895     5
Commercial real
 estate               49,397      8       42,056      7       39,620     6
Multi-family
 (including
 condominium)         18,800      3       25,631      4       40,509     7
Land development      19,158      3       20,614      4       28,152     5
                    --------            --------            --------
  Total construction
   loans            $139,728            $142,006            $186,344

Loan originations decreased during the current quarter as the demand to refinance one-to-four family mortgage loans declined. Loan originations totaled $49.5 million for the quarter ended September 30, 2009 compared to $94.8 million for the preceding quarter and $50.0 million for the quarter ended one year ago. Timberland continues to sell fixed rate one-to-four family mortgage loans into the secondary market for asset liability management purposes and to generate non-interest income. During the quarter ended September 30, 2009, fixed-rate one-to-four family mortgage loan sales totaled $21.7 million compared to $69.6 million for the preceding quarter and $9.4 million for the quarter ended one year ago.

Timberland Q4 Earnings
November 6, 2009
Page 4

Timberland's investment securities decreased by $2.2 million during the quarter to $21.9 million at June 30, 2009 from $24.1 million at June 30, 2009, primarily as a result of regular amortization and prepayments and an $857,000 credit related other-than-temporary-impairment ("OTTI") charge on private label mortgage-backed securities that were acquired in the in-kind redemption from the AMF family of mutual funds in June 2008.


DEPOSIT BREAKDOWN
($ in thousands)
                          Sept. 30, 2009      June 30, 2009    Sept. 30, 2008
                         Amount   Percent   Amount   Percent   Amount  Percent
                        --------  -------  --------  -------  -------- -------
Non-interest bearing    $ 50,295     10%   $ 50,153     10%   $ 51,955    11%
N.O.W. checking          117,357     23     102,186     21      90,468    18
Savings                   58,609     12      56,303     11      56,391    11
Money market              62,478     12      61,992     13      70,379    14
Certificates of deposit
 under $100              135,242     27     140,924     29     130,313    26
Certificates of deposit
 $100 and over            77,926     15      75,861     16      73,107    15
Certificates of
 deposit - brokered        3,754      1          --     --      25,959     5
                        --------    ---    --------    ---    --------   ---
  Total deposits        $505,661    100%   $487,419    100%   $498,572   100%
                        ========    ===    ========    ===    ========   ===


Total deposits increased by 4% to $505.7 million at September 30, 2009, from $487.4 million at June 30, 2009 primarily as a result of a $15.2 million increase in N.O.W. checking account balances and a $2.3 million increase in savings account balances. Timberland had no true brokered funds in its deposit base at September 30, 2009. The $3.75 million noted as brokered deposits consisted of reciprocal deposits in the Certificate of Deposits Account Registry Service ("CDARS") program.

Total shareholders' equity decreased $685,000 to $88.1 million at September 30, 2009, from $88.8 million at June 30, 2009. The decrease was primarily due to the payment of $630,000 in dividends to common and preferred shareholders and a $171,000 increase in accumulated other comprehensive loss. These items were partially offset by net income of $47,000.


Operating Results

Fiscal fourth quarter operating revenue (net interest income before provision for loan losses, plus non-interest income excluding OTTI charges), increased by 2% to $9.0 million compared to $8.9 million in the like quarter a year ago. The increase was primarily a result of increased non-interest income, which was partially offset by a decrease in net interest income. The increased non-interest income was primarily due to a $174,000 increase in gains on sale of loans, a $169,000 valuation recovery on the Bank's mortgage servicing rights ("MSRs") and $139,000 in income recorded for property easements sold. In addition, the Bank recorded a $337,000 death claim benefit from its bank owned life insurance ("BOLI") policies.

For fiscal 2009, operating revenues (excluding OTTI charges and loss on redemption of mutual funds) increased by 6% to $35.9 million from $33.9 million in fiscal 2008. The increase was primarily a result of increased non-interest income, which was partially offset by a decrease in net interest income. The increased non-interest income was primarily due to a $1.8 million increase in gain on sale of loans, an $819,000 increase in fee income on deposit accounts and $139,000 in income for property easements sold. In addition BOLI income was increased due to a $337,000 death claim benefit and a $134,000 gain from moving a number of the Bank's BOLI insurance policies to a new insurance carrier.

Net interest income before the provision for loan losses decreased by 9% to $6.2 million for the quarter ended September 30, 2009, from $6.8 million for the like quarter one year ago with interest and dividend income decreasing by 11% and interest expense decreasing by 16%. The decrease in net interest income was primarily due to an increase in loans placed on non-accrual status and margin compression due to the lower interest rate environment. In spite of the challenging interest rate environment, Timberland's net interest margin remained strong at 3.93% for the current quarter; an increase of 7 basis points from 3.86% for the quarter ended June 30, 2009 and a decrease of 43 basis points from 4.36% for the quarter a year ago. The reversal of interest income on loans placed on non-accrual status during the quarter ended September 30, 2009 reduced the net interest margin by approximately 16 basis points.

Timberland Q4 Earnings
November 6, 2009
Page 5

For fiscal 2009, net interest income before the provision for loan losses decreased by 6% to $25.3 million from $26.9 million in the like period a year ago. Net interest margin for the year was 4.01%, down 40 basis points from one year ago.

In the fourth fiscal quarter Timberland recorded a $3.2 million provision to its allowance for loan losses, compared to $1.0 million in the preceding quarter and $1.5 million in the like quarter in the prior fiscal year. For fiscal 2009, the provision for loan losses totaled $10.7 million, compared to $3.9 million for fiscal 2008. Net charge-offs for the quarter ended September 30, 2009 totaled $1.47 million compared to $609,000 for the quarter ended June 30, 2009 and $526,000 for the quarter ended September 30, 2008. For fiscal 2009, net charge-offs were $4.4 million compared to $647,000 for fiscal 2008.

Timberland's total operating (non-interest) expenses decreased slightly to $5.39 million for the fourth fiscal quarter from $5.40 million from the like quarter one year ago and decreased by 15% from $6.37 million for the immediately prior quarter. Contributing to the decreased quarterly expense was a capital gain on the sale of bank owned property, which reduced premises and equipment expense by $235,000. The Bank sold a portion of its Edgewood branch office property in lieu of an eminent domain action to facilitate a road widening project in Edgewood, Washington.

For fiscal 2009, total operating expenses increased by 12% to $22.7 million from $20.4 million for fiscal 2008. The increased expenses during the current year were primarily due to increased FDIC insurance expenses (including an FDIC special assessment of $300,000), increased OREO related expenses, increased premises and equipment expenses, increase salaries and employee benefits, and increased loan monitoring and collection related expenses.

In the fourth fiscal quarter Timberland's federal income tax benefit was increased by approximately $180,000 due to adjustments made to the Company's deferred tax asset valuation allowance for a previously non-deductible capital loss carry forward related to the 2008 mutual fund redemption.

About Timberland Bancorp, Inc.
Timberland Bancorp operates 22 branches in the state of Washington in Hoquiam, Aberdeen, Ocean Shores, Montesano, Elma, Olympia, Lacey, Tumwater, Yelm, Puyallup, Edgewood, Tacoma, Spanaway (Bethel Station), Gig Harbor, Poulsbo, Silverdale, Auburn, Chehalis, Winlock, and Toledo. Timberland Bank received a rating of three and a half stars from Bauer Financial, a widely recognized independent bank rating agency.

Timberland Q4 Earnings
November 6, 2009
Page 6

TIMBERLAND BANCORP INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENT                       Three Months Ended
($ in thousands, except per share amounts)   Sept. 30,   June 30,    Sept. 30,
(unaudited)                                      2009       2009         2008
                                              -------    -------      -------
  Interest and dividend income
  Loans receivable                            $ 9,020    $ 9,240      $ 9,977
  Investments and mortgage-backed securities      297        322          439
  Dividends from mutual funds and FHLB stock        9          9           33
  Federal funds sold                                1          8          104
  Interest bearing deposits in banks               37         32           14
                                              -------    -------      -------
    Total interest and dividend income          9,364      9,611       10,567

  Interest expense
  Deposits                                      2,150      2,440        2,609
  FHLB advances                                   990        979        1,121
  Other borrowings                                - -         --            2
                                              -------    -------      -------
    Total interest expense                      3,140      3,419        3,732
                                              -------    -------      -------
    Net interest income                         6,224      6,192        6,835

  Provision for loan losses                     3,243      1,000        1,500
                                              -------    -------      -------
    Net interest income after provision for
     loan losses                                2,981      5,192        5,335

  Non-interest income
  Total OTTI on securities                     (1,869)      (881)          --
  Less: portion recorded as other
   comprehensive loss                           1,012        756           --
                                              -------    -------      -------
  Net OTTI loss recognized                       (857)      (125)          --

  Service charges on deposits                   1,088      1,066        1,201
  Gain on sale of loans, net                      357      1,170          183
  Bank owned life insurance ("BOLI") net
   earnings                                       464        123          126
  Servicing income on loans sold                   27         20           23
  Valuation recovery (allowance) on MSRs          169       (169)          --
  ATM transaction fees                            342        326          321
  Other                                           345        263          165
                                              -------    -------      -------
    Total non-interest income                   1,935      2,674        2,019

  Non-interest expense
  Salaries and employee benefits                2,983      2,919        2,852
  Premises and equipment                          496        719          674
  Advertising                                     224        252          218
  OREO and other repossessed items expense         91        391           (4)
  ATM expenses                                    164        162          150
  FDIC insurance expense                          192        400           79
  Postage and courier                             101        203          138
  Amortization of core deposit intangible          54         54           62
  State and local taxes                           154        152          175
  Professional fees                               198        199          211
  Other                                           731        922          842
                                              -------    -------      -------
    Total non-interest expense                  5,388      6,373        5,397

  Income (loss) before federal and state
   income taxes                                  (472)     1,493        1,957
  Provision (benefit) for federal and state
   income taxes                                  (519)       435          607
                                              -------    -------      -------
    Net income                                $    47    $ 1,058      $ 1,350
                                              =======    =======      =======

Timberland Q4 Earnings
November 6, 2009
Page 7

Preferred stock dividends                     $   206    $   210      $    --
Preferred stock discount accretion                 50         79           --
                                              -------    -------      -------
Net income (loss) avail. to common
 shareholders                                 $  (209)   $   769      $ 1,350
                                              =======    =======      =======

Earnings (loss) per common share:
  Basic                                       $ (0.03)   $  0.12      $  0.21
  Diluted                                     $ (0.03)   $  0.12      $  0.21
Weighted average common shares outstanding:
  Basic                                     6,655,479  6,645,229    6,475,385
  Diluted                                   6,655,479  6,645,229    6,570,492

Timberland Q4 Earnings
November 6, 2009
Page 8

TIMBERLAND BANCORP INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENT                          Twelve Months Ended
($ in thousands, except per share)                   Sept. 30,      Sept. 30,
(unaudited)                                              2009           2008
                                                      -------        -------
Interest and dividend income
Loans receivable                                      $37,249        $40,924
Investments and mortgage-backed securities              1,379          1,064
Dividends from mutual funds and FHLB stock                 38          1,123
Federal funds sold                                         36            191
Interest bearing deposits in banks                         99             36
                                                      -------        -------
  Total interest and dividend income                   38,801         43,338

Interest expense
Deposits                                                9,472         11,763
FHLB advances                                           4,031          4,628
Other borrowings                                            1             22
                                                      -------        -------
  Total interest expense                               13,504         16,413
                                                      -------        -------
  Net interest income                                  25,297         26,925

Provision for loan losses                              10,734          3,900
                                                      -------        -------
  Net interest income after provision for loan
   losses                                              14,563         23,025

Non-interest income
Total OTTI on securities                               (4,600)            --
Less: portion recorded as other comprehensive loss      1,455             --
                                                      -------        -------
Net OTTI loss recognized                               (3,145)            --

Service charges on deposits                             4,312          3,493
Gain on sale of loans, net                              2,828          1,011
Loss on redemption of mutual funds                         --         (2,822)
BOLI net earnings                                         965            486
Servicing income on loans sold                            103             90
ATM transaction fees                                    1,261          1,251
Other                                                   1,102            669
                                                      -------        -------
  Total non-interest income                             7,426          4,178

Non-interest expense
Salaries and employee benefits                         11,801         11,569
Premises and equipment                                  2,574          2,307
Advertising                                               895            897
OREO and other repossessed items expense                  643            (3)
ATM expenses                                              613            576
FDIC insurance expense                                    778            130
Postage and courier                                       549            514
Amortization of core deposit intangible                   217            249
State and local taxes                                     604            622
Professional fees                                         745            678
Other                                                   3,320          2,835
                                                      -------        -------
  Total non-interest expense                           22,739         20,374

Income (loss) before federal and state income taxes      (750)         6,829
Provision (benefit) for federal and state income
 taxes                                                   (823)         2,824
                                                      -------        -------
  Net income                                          $    73        $ 4,005
                                                      =======        =======

Timberland Q4 Earnings
November 6, 2009
Page 9

Preferred stock dividends                             $   643        $    --
Preferred stock discount accretion                        129             --
                                                      -------        -------
Net income (loss) avail. to common shareholders       $  (699)       $ 4,005
Earnings (loss) per common share:
  Basic                                               $ (0.11)       $  0.62
  Diluted                                             $ (0.11)       $  0.61
Weighted average common shares outstanding:
  Basic                                             6,621,399      6,475,385
  Diluted                                           6,621,399      6,570,492

Timberland Q4 Earnings
November 6, 2009
Page 10

TIMBERLAND BANCORP, INC.
CONSOLIDATED BALANCE SHEET
($ in thousands, except per share amounts)
 (unaudited)                                Sept. 30,    June 30,    Sept. 30,
Assets                                          2009        2009         2008
                                            --------    --------     --------
Cash equivalents:
  Cash and due from financial institutions  $ 10,205    $ 12,118     $ 14,013
  Interest-bearing deposits in other banks    59,508      31,853        3,431
  Federal funds sold                             - -         - -       25,430
                                            --------    --------     --------
                                              69,713      43,971       42,874

Investments and mortgage-backed securities:
  Held to maturity                             8,421      10,196       14,233
  Available for sale                          13,471      13,898       17,098
FHLB stock                                     5,705       5,705        5,705
                                            --------    --------     --------
                                              27,597      29,799       37,036

Loans receivable                             560,750     555,961      563,964
Loans held for sale                              630       2,245        1,773
Less: Allowance for loan losses              (14,172)    (12,440)      (8,050)
                                            --------    --------     --------
Net loans receivable                         547,208     545,766      557,687

Accrued interest receivable                    2,805       2,918        2,870
Premises and equipment                        18,046      18,174       16,884
OREO and other repossessed items               8,185       7,698          511
BOLI                                          12,918      13,403       12,902
Goodwill                                       5,650       5,650        5,650
Core deposit intangible                          755         809          972
Mortgage servicing rights                      2,618       2,366        1,306
Other assets                                   7,052       4,938        3,191
                                            --------    --------     --------
Total Assets                                $702,547    $675,492     $681,883
                                            ========    ========     ========

Liabilities and Shareholders' Equity
Non-interest-bearing deposits               $ 50,295    $ 50,153     $ 51,955
Interest-bearing deposits                    455,366     437,266      446,617
                                            --------    --------     --------
  Total deposits                             505,661     487,419      498,572

FHLB advances                                 95,000      95,000      104,628
Federal Reserve Bank advances                 10,000          --           --
Other borrowings: repurchase agreements          777         666          758
Other liabilities and accrued expenses         3,039       3,652        3,084
                                            --------    --------     --------
Total Liabilities                            614,477     586,737      607,042
                                            --------    --------     --------

Shareholders' Equity
Preferred stock - $.01 par value; 1,000,000
 shares authorized;                           15,554      15,487           --
  Sept. 30, 2009 - 16,641 shares issued and
   outstanding
  June 30, 2009 - 16,641 shares issued and
   outstanding
Common stock - $.01 par value; 50,000,000
 shares authorized;                           10,315      10,328        8,672
  Sept. 30, 2009 - 7,045,036 shares issued
   and outstanding
  June 30, 2009 - 7,045,036 shares issued
   and outstanding
  Sept. 30, 2008 - 6,967,579 shares issued
   and outstanding
Unearned shares- Employee Stock Ownership
 Plan                                         (2,512)     (2,578)      (2,776)
Retained earnings                             66,168      66,802       69,406
Accumulated other comprehensive loss          (1,455)     (1,284)        (461)
                                            --------    --------     --------
Total Shareholders' Equity                    88,070      88,755       74,841
                                            --------    --------     --------
Total Liabilities and Shareholders' Equity  $702,547    $675,492     $681,883
                                            ========    ========     ========

Timberland Q4 Earnings
November 6, 2009
Page 11

KEY FINANCIAL RATIOS AND DATA
($ in thousands, except per share amounts) (unaudited)

                                                    Three Months Ended
                                             -------------------------------
                                             Sept. 30,   June 30,   Sept. 30,
                                                 2009       2009        2008
                                             --------    -------    --------
PERFORMANCE RATIOS:
Return on average assets (a)                     0.03%      0.61%       0.80%
Return on average equity (a)                     0.21%      4.79%       7.22%
Net interest margin (a)                          3.93%      3.86%       4.36%
Efficiency ratio                                66.04%     71.88%      60.96%


                                                   Twelve Months Ended
                                             -------------------------------
                                             Sept. 30,              Sept. 30,
                                                 2009                   2008
                                             --------               --------
Return on average assets (a)                     0.01%                  0.61%
Return on average equity (a)                     0.08%                  5.35%
Net interest margin (a)                          4.01%                  4.41%
Efficiency ratio                                69.49%                 65.50%



                                             Sept. 30,   June 30,   Sept. 30,
                                                 2009       2009        2008
                                             --------    -------    --------
ASSET QUALITY RATIOS:
Non-performing loans                          $29,287    $25,113     $11,990
Non-performing investment securities              477        175          --
OREO and other repossessed assets               8,185      7,698         511
                                             --------    -------    --------
Total non-performing assets                   $37,949    $32,986     $12,501

Non-performing assets to total assets (b)        5.40%      4.88%       1.83%
Allowance for loan losses to non-performing
 loans                                             48%        50%         67%
Troubled debt restructured loans              $    --    $    --     $    --
Past due 90 days and still accruing           $   796    $   830     $    --

CAPITAL RATIOS:
Tier 1 leverage capital                         12.29%     12.30%       10.28%
Tier 1 risk based capital                       14.68%     14.94%       12.37%
Total risk based capital                        15.94%     16.20%       13.62%
Tangible capital to tangible assets (e)         11.73%     12.30%       10.10%

BOOK VALUES:
Book value per common share (c)               $ 10.29    $ 10.36      $ 10.74
Book value per common share (d)               $ 10.81    $ 10.76      $ 11.34
Tangible book value per common share (c) (e)  $  9.38    $  9.33      $  9.79
Tangible book value per common share (d) (e)  $  9.85    $  9.80      $ 10.34

------------------------------------------
(a)  Annualized
(b) Non-performing assets include non-accrual loans, non-accrual investment securities, and other real estate owned and other repossessed assets
(c)  Calculation includes ESOP shares not committed to be released
(d)  Calculation excludes ESOP shares not committed to be released
(e) Calculation subtracts goodwill and core deposit intangible from the equity component

Timberland Q4 Earnings
November 6, 2009
Page 12

AVERAGE BALANCE SHEET:                              Three Months Ended
                                             -------------------------------
                                             Sept. 30,   June 30,   Sept. 30,
                                                 2009       2009        2008
                                             --------    -------    --------
Average total loans                          $563,159   $562,105    $564,145
Average total interest-earning assets (a)     633,803    641,468     626,574
Average total assets                          685,534    688,411     674,354
Average total interest-bearing deposits       444,241    450,974     438,496
Average FHLB advances and other borrowings     95,668     95,612     106,074
Average shareholders' equity                   89,164     88,433      74,803

                                                   Twelve Months Ended
                                             -------------------------------
                                             Sept. 30,              Sept. 30,
                                                 2009                   2008
                                             --------               --------
Average total loans                          $564,741               $552,318
Average total interest-earning assets (a)     631,254                611,135
Average total assets                          679,005                658,221
Average total interest-bearing deposits       440,143                419,338
Average FHLB advances and other borrowings     97,393                108,858
Average shareholders' equity                   86,383                 74,875

---------------------
(a)  Includes loans on non-accrual status



Disclaimer
This report contains certain "forward-looking statements." The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protection of such safe harbor with forward-looking statements. These forward-looking statements may describe future plans or strategies and include the Company's expectations of future financial results. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated objectives. These risk factors include but are not limited to the effect of interest rate changes, competition in the financial services market for both deposits and loans as well as regional and general economic conditions. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements. The Company's ability to predict results or the effect of future plans or strategies is inherently uncertain and undue reliance should not be placed on such statements.